Exhibit 10.5

MOBILEPRO CORPORATION
12020 Sunrise Valley Drive
Reston, Virginia 20191

November 26, 2003

Mr. Arne Dunhem
7901 Ariel Way
McLean, Virginia 22102

Dear Arne:

     This letter is to set forth the Agreement between Mobilepro Corporation (“Mobilepro”) and you concerning the termination of your employment with Mobilepro.

     1.     Date of Termination. Your employment as President, CEO and Chairman and as a member of the Board of Directors of Mobilepro will terminate effective November 26, 2003 (“Termination Date”).

     2.     Separation Pay. Based on an annual salary of $180,000, Mobilepro will pay your salary in equal installments on the 15th and last day of each calendar month, continuing through December 31, 2004, unless the success fee is paid to you under the terms of Section 7.b by Mobilepro in connection with the anticipated $1 million financing from Cornell Capital, in which case Mobilepro will pay your salary in equal installments on the 15th and last day of each calendar month, continuing through July 31, 2004. This salary payment will be subject to appropriate deductions for federal and state withholding and other applicable taxes, and any lawfully authorized payroll deductions. Mobilepro will also pay to you all of your expenses incurred on behalf of Mobilepro through the date of this Agreement, which payment will be made concurrently with execution of this Agreement.

     3.     Payment of Accrued Salary. You and Mobilepro will settle your back salary claims as follows: (a) A cash payment of $132,000, subject to appropriate deductions for federal and state withholding and other applicable taxes, payable upon signing this Agreement and (b) elimination of the amounts you owe for purchase of Mobilepro shares of common stock.

     4.     Convertible Debenture. Mobilepro will pay to you at the time of signing this Agreement an additional $57,108 in connection with the convertible debenture issued by Mobilepro to you.

     5.     Warrant. Upon executing this Agreement, you shall receive five-year warrants to purchase 4.0 million shares of Mobilepro’s common stock at an exercise price of $.029 per share which shall vest in two equal installments on January 31 and April 30, 2004. These warrants are in addition to the shares of Mobilepro common stock you already own and the shares of Mobilepro common stock that

Mr. Arne Dunhem
November 26, 2003

you may receive through a convertible debenture that has been previously authorized. The warrants and the convertible debenture shares referred to in this Section 5 and the warrants referred to in Section 7 shall be included in the next registration statement or subsequent registration statements under the Securities Act of 1933 (a “Registration Statement”) except to the extent that certain shares have not vested (in which case, subject to the terms of this Section 5, they will be included in the next Registration Statement filed after vesting) or an underwriter engaged by Mobilepro in connection with a Registration Statement determines that including such shares in a Registration Statement filed by Mobilepro will have a material adverse effect on the distribution of the securities on behalf of Mobilepro (if the securities to be sold are for its own account (a “Company Registration”) or on behalf of the holders who had the right to cause Mobilepro to file such Registration Statement (if the securities are to be sold on their account (a “Demand Registration”)), in which case the amount of your securities to be registered will be reduced pro-rata in the case of a Company Registration, with the amount of securities of the other holders of Mobilepro securities seeking to have their shares included in such Company Registration or in the case of a Demand Registration, with Mobilepro and the holders of Mobilepro securities (other than the holders making the Demand Registration) seeking to have their shares included in such Demand Registration. The 421,038 options granted to you in 2002 shall be valid and shall be exercisable until November 15, 2008. Any grant of Mobilepro capital stock, stock options or warrants to acquire its shares of capital stock not referred to in this Agreement shall be deemed null and void.

     6.     Benefits. Mobilepro will provide a cash payment of $400 each month commencing December 2003 through the period for separation pay under Section 2 of this Agreement to cover health benefit and disability coverage that Mobilepro would normally cover if it had such coverage.

     7.     Cessation of Contacts; Certain Relationships.

     a.     You agree that, except as requested by the Board of Directors of Mobilepro, you will not have any further business contacts with prospective joint venture or strategic partners, lenders, acquisition targets or prospective customers of Mobilepro, including Cornell Capital and Axstone, of which you have knowledge as of the date of your execution of this Agreement regarding any matter within the scope of Mobilepro’s relationship with such joint venture or strategic partners, lenders, acquisition targets or prospective customers for the period of separation pay as described in Section 2 above.

     b.     You agree to provide such assistance as the Board of Directors of Mobilepro may reasonably request in writing from the date of this Agreement through January 31, 2004 with respect to the Mobilepro’s relationships with Cornell Capital and Axstone. Mobilepro will reimburse you for your reasonable expenses associated with this assistance regardless of whether Cornell provides financing or commitment for additional financing. If Mobilepro requests assistance from you in accordance with the terms of this Section 7.b, and obtains any additional financing or commitment for additional financing from Cornell Capital or any of its affiliates on or before March 31, 2004, you will receive a success fee based upon the gross amount of financing provided by Cornell Capital of 5% of the first $1 million, 4% of the second $1 million, 3% of the third $1 million, 2% of the fourth $1 million and 1% of any amounts of $5 million or more paid to you within 14 days after Mobilepro receives such funds. The parties agree

 Mr. Arne Dunhem
November 26, 2003

that your assistance is requested in obtaining at least $1 million additional financing from Cornell Capital immediately following the execution of this Agreement by both parties. If Mobilepro enters into a joint venture, licensing, acquisition or other relationship with Axstone or any of its affiliates and you have been requested by the Board of Directors of Mobilepro to assist Mobilepro to consummate such a relationship in accordance with the terms of this Section 7.b, you will receive 1.0 million five-year warrants to purchase Mobilepro common stock having an exercise price equal to the average closing market price of the Mobilepro common stock for the five-day period ending on the day before the first public announcement of such joint venture, licensing, acquisition or other transaction, which warrants otherwise be on the same terms as the warrants referred to in Section 5.

     8.     Return of Property. On or prior to December 2, 2003, you shall return all property of Mobilepro in your possession, including but not limited to all credit cards, equipment, keys and originals and any and all copies of all books, manuals, records, lists (including all prospective joint venture or strategic partner’s, acquisition targets and prospective customer lists), printouts, software, and any other documents of Mobilepro. You may retain your computer, provided you certify to us on or before December 2, 2003 that you have deleted from it all material that is subject to the confidentiality provisions of Section 9. If your cell phone is through Mobilepro, Mobilepro will transfer the account and our rights to the phone number to you.

     9.     Confidentiality. Because, as part of your employment, you had access to information of a nature not generally disclosed to the public, you will be expected, and hereby agree, to keep confidential and not disclose to anyone, the business, proprietary, and trade secret information in your possession, as well as the personal, confidential, or otherwise proprietary information regarding Mobilepro’s employees, and personnel practices and related matters. This obligation is understood to be in addition to any agreements you may have signed with Mobilepro concerning non-disclosure, secrecy, security, new products and services, ideas, inventions, and confidential data, which agreements will remain in full force and effect. You agree that you will not take, copy, use or distribute in any form or manner documents or information which Mobilepro reasonably deems proprietary, including, but not limited to, lists of customers or potential customers, financial information, business and strategic plans, software programs and codes, access codes, and other similar materials or information. Unless as otherwise required by law, or agreed upon, Mobilepro and you agree not to disclose the terms of this Agreement to any person or entity other than officers, directors and employees of Mobilepro or legal counsel, consultants and other professionals retained by the Mobilepro or you who need to know such information in connection with such employment or engagement and who have agreed to preserve the confidentiality of such information.

     10.     Non-Disparagement. You agree that you will not make any statements that disparage Mobilepro, including its successors, assigns, parents, subsidiaries, divisions, affiliates, officers, directors, employees, agents and representatives, with respect to any matter whatsoever. Mobilepro and its successors, assigns, officers, directors, employees, agents and attorneys, including but not limited to Daniel Lozinsky agree that they will not make any statements that disparage you with respect to any matter whatsoever. If inquiry is made regarding the reasons for Mr. Dunhem’s departure by any third

 Mr. Arne Dunhem
November 26, 2003

party, the parties agree that said third party will be informed only that Mr. Dunhem was employed by Mobilepro from January 2002 through November 26, 2003.

     11.     Release.

     a.     In connection with the benefits being provided to you under this Agreement, certain of which, absent this Agreement, you would not be entitled to receive, you, on behalf of yourself, your heirs, estate, executors, administrators, successors and assigns, hereby irrevocably and unconditionally release, acquit and forever discharge Mobilepro, its former, current and future directors, officers, and employees acting in their official capacities, and all their successors and assigns, and all agents of Mobilepro (all of which are hereinafter collectively referred to in this Section as “Mobilepro”), from any and all claims, demands, losses, liabilities, and causes of action of any type (“Claims”) arising or accruing on or before the date this Agreement is executed, as a result of or because of any act, omission, or failure to act by Mobilepro, including but not limited to those directly related to or relating in any way to your employment by, association with, and termination of employment with Mobilepro (hereinafter collectively referred to as “Claims”). This release includes, but is not limited to Claims arising under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Federal Equal Pay Act, the Family and Medical Leave Act, the Immigration Reform and Control Act, the Uniformed Services Employment and Reemployment Rights Act, the Employee Retirement Income Security Act, the Workers Adjustment and Retraining Notification Act, the Fair Labor Standards Act, the National Labor Relations Act, and under any other federal, state, and local laws or regulations, and any Claims under common law, including but not limited to any claims for wrongful discharge, breach of contract, and any and all tort claims. THIS IS A GENERAL RELEASE, with the sole exception of (1) any rights you may have to indemnification from MobilePro (and any contractual rights to indemnification you have are expressly excluded from this release), (2) the obligations of Mobilepro to you under this Agreement, the warrants or the convertible note referenced in Sections 4, 5 and 7 of this Agreement, (3) any future claims by you for unemployment compensation and (4) any future Claims by you against Mobilepro for fraud or criminal conduct where (i) a third party, including, without limitation, a governmental agency, has asserted a Claim alleging fraudulent or criminal conduct against you or Mobilepro in connection with any actions that were taken or failures to act by you, Mobilepro directors or Mobilepro officers, employees or consultants under your direction or supervision while you were employed by Mobilepro (a “Fraud or Criminal Claim”) and (ii) there has been a judgment or award entered against you or Mobilepro based upon a Fraud or Criminal Claim (a “Fraud or Criminal Judgment”).

     b.     Mobilepro and its successors, assigns, officers, directors (specifically including Daniel Lozinsky), and employees acting in their official capacities and their successors and assigns, and all agents of Mobilepro do hereby agree to forever release you, your heirs, estate, executors, administrators, successors and assigns (hereinafter collectively referred to as your “Releasees”), from any and all Claims of any kind whatsoever, which Mobilepro ever had, now has or may have against you and your Releasees or any of them, in law or equity, whether known or unknown, for, upon, or by reason of, any matter whatsoever, including any act, omission, or failure to act by you, occurring up to

 Mr. Arne Dunhem
November 26, 2003

the date this Release is signed by Mobilepro, including without limitation claims directly related to or relating in any way to your employment by, association with, and termination of employment with Mobilepro. THIS IS A GENERAL RELEASE, with the sole exception of (1) Claims to enforce Mobilepro’s rights under, or with respect to, this Agreement, the warrants or the convertible note referenced in Sections 4, 5 and 7 of this Agreement or (2) any future Claims against you for fraud or criminal conduct where (i) a third party, including, without limitation, a governmental agency, has asserted a Claim alleging fraudulent or criminal conduct against you or Mobilepro in connection with any actions that were taken or failures to act by you, Mobilepro directors or Mobilepro officers, employees or consultants under your direction or supervision while you were employed by Mobilepro (a “Fraud or Criminal Claim”) and (ii) there has been a judgment or award entered against you or Mobilepro based upon a Fraud or Criminal Claim.

     12.     Indemnification.

     a.     Mobilepro agrees that if you are made a party, or are threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that you were a director, officer, agent or employee of Mobilepro or any subsidiary or were serving at the request of Mobilepro or any subsidiary as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is your alleged action in an official capacity while serving as a director, officer, member, employee or agent, you shall be indemnified and held harmless by Mobilepro to the fullest extent legally permitted or authorized by its certificate of incorporation or bylaws or resolutions of Mobilepro’s certificate of incorporation or bylaws or resolutions of its Board of Directors or, if greater, by the laws of the State of Delaware, against all cost, expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by you in connection therewith, and such indemnification shall continue as to you even if you have ceased to be a director, member, officer, employee or agent of Mobilepro or other entity and shall inure to the benefit of your heirs, executors and administrators. Mobilepro shall advance to you all reasonable costs and expenses incurred by you in connection with a Proceeding within 20 days after receipt by Mobilepro of a written request for such advance. Such request shall include an undertaking by you to repay the amount of such advance if it shall ultimately be determined that you are not entitled to be indemnified against such costs and expenses. This indemnification provision shall extend to the assistance you provide pursuant to this Agreement.

     b.     Neither the failure of Mobilepro (including its board of directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of any proceeding concerning payment of amounts claimed by you under Section 12.a above that indemnification of you is proper because you have met the applicable standard of conduct, nor a determination by Mobilepro (including its board of directors, independent legal counsel or stockholders) that you have not met such applicable standard of conduct, shall create a presumption that you have not met the applicable standard of conduct.

 Mr. Arne Dunhem
November 26, 2003

     13.     Non-Admission of Liability. By making this Agreement, you and Mobilepro are not admitting that either has committed any wrong. The parties agree that this Agreement is inadmissible as evidence in any proceeding, legal or otherwise, except to the extent necessary to enforce its provisions.

     14.     Future Cooperation. You agree that, subsequent to the execution of this Agreement, you will reasonably cooperate with Mobilepro, its attorneys, agents, employees, and representatives in connection with any lawsuit, charge, claim, subpoena, or investigation filed against Mobilepro, to the extent such business, lawsuit, charge, claim, subpoena, or investigation directly and materially related to your actions (including any failure to act), conduct, duties, and/or responsibilities during your employment with Mobilepro, either as an employee, officer, or director. You also agree you will reasonably cooperate with Mobilepro in connection with any SEC or other regulatory filings in connection with your termination of employment or activities in connection with your role as an employee, officer or director of Mobilepro. Such cooperation shall be without any additional compensation, except for reimbursement for reasonable expenses incurred by you for activities authorized in advance by Mobilepro.

     15.     Remedies for Breach. You understand that Mobilepro may sustain irreparable injury if you violate Sections 7, 9 or 10 of this Agreement. In order to limit or prevent such irreparable injury, Mobilepro shall have the right to enforce this Agreement and any of the provisions of Sections 7, 9 or 10 by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that Mobilepro may have for a breach of this Agreement. In addition, you understand that a material breach of this Agreement by you will result in termination of any payments to you under this Agreement and forfeiture of any past payments made to you under this Agreement as well as termination of any stock that has not vested under the terms of this Agreement.

     16.     Severability. If any provision of this Agreement or the application thereof, to any extent shall be held to be invalid or unenforceable, the remainder of the Agreement may be enforced to the fullest extent permitted by law.

     17.     Binding Effect. This Agreement is binding upon the successors and assigns of Mobilepro. Mobilepro will not merge or consolidate with any other entity unless provision is made for the express assumption of this Agreement by the successor to such merger or consolidation and provision is made for the conversion of the equity terms hereof equivalent to the most favorable terms made to any other equity holder in Mobilepro. Mobilepro will not sell any significant portion of its assets unless provision is made, reasonably satisfactory to you, to ensure performance of this Agreement unless both Mobilepro and such purchaser of assets guarantee performance of this Agreement. Mobilepro may not assign or delegate its obligations with respect to this Agreement without your prior written consent, except in connection with a merger, consolidation or asset sale subject to the prior provisions of this Section 17.

     18.     Entire Agreement. The understandings set forth herein represent the entire agreement of the parties with respect to the matters contained herein. The parties have not relied upon any other agreements, understandings or representations except to the extent specifically set further herein. The

 Mr. Arne Dunhem
November 26, 2003

Agreement may not be altered or modified except by mutual agreement of the parties, evidenced in writing and executed by both parties and specifically identified as an amendment to this Agreement. This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Virginia without regard to its conflict of law provisions.

     You represent and acknowledge that in executing this Agreement you are not relying upon any representation or statement made by any Mobilepro representative with regard to the subject matter, basis or effect of this Agreement.

     19.     Review Rights. Both parties acknowledge that they have been given an adequate opportunity to review this Agreement, that they understand its terms and effects, that they have consulted with counsel (Akin Gump Strauss Hauer & Feld LLP for Arne Dunhem and Schiff Hardin & Waite for MobilePro) prior to executing this Agreement, and that they have signed this Agreement knowingly, voluntarily and of their own free will.

     20.     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument.

     By signing below, the parties signify that they have read the terms of this Agreement, fully understand its terms, are voluntarily agreeing to those terms, and intend to be legally bound.

Sincerely,

MOBILEPRO CORPORATION

By:	/s/ Daniel Lozinsky

Daniel Lozinsky, Director

Read and Agreed to:

/s/ Arne Dunhem

Arne Dunhem
Date: November 26, 2003